UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 18, 2019

STRONGBRIDGE BIOPHARMA plc

(Exact name of registrant as specified in its charter)

Ireland (State or other jurisdiction of incorporation)	001-37569 (Commission File Number)	98-1275166 (I.R.S. Employer Identification No.)

900 Northbrook Drive, Suite 200 Trevose, PA (Address of principal executive offices)	19053 (Zip Code)

Registrant’s telephone number, including area code: (610) 254-9200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities Registered Pursuant to Section 12(b) of the Exchange Act:

Title of Each Class	Trading Symbol	Name of each exchange on which registered
Ordinary shares, par value $0.01 per share	SBBP	The NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company                                            ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Directors.

In connection with John Johnson’s previously announced appointment as Executive Chairman of Strongbridge Biopharma plc (the “Company”), the Company entered into an Executive Chairman Agreement with Mr. Johnson (the “Executive Chairman Agreement”) on November 18, 2019 (the “Effective Date”), pursuant to which Mr. Johnson will serve as Executive Chairman of the Company until the date the Company’s new Chief Executive Officer commences employment with the Company (unless terminated sooner by reason of Mr. Johnson’s death, disability, resignation or removal).

Under the terms of the Executive Chairman Agreement, Mr. Johnson will be paid a monthly salary of not less than $57,200 and will be eligible to participate in and receive benefits under the Company’s employee benefit plans that are generally made available to the Company’s executive officers.

In connection with his appointment as Executive Chairman, Mr. Johnson was also granted an option to purchase 275,000 shares of common stock of the Company (the “Option”) on November 14, 2019 (the “Grant Date”), at an exercise price equal to $1.56, the closing price per share of common stock of the Company on the Grant Date. The Option will vest and become exercisable over a period of four years from the Grant Date (subject generally to continued employment or service on the board of directors), with 6.25% of the Option vesting on each of the 16 quarterly anniversaries of the Grant Date.

The Executive Chairman Agreement will be effective for an initial term (the “Initial Term”) of six months from the Effective Date. Following the Initial Term, the Executive Chairman Agreement will be automatically extended for additional one-month periods (each an “Additional Term”) unless, at least 30 days prior to the then-scheduled date of expiration of the Initial Term or 15 days prior to the then-scheduled expiration of any Additional Term, as applicable, either (i) the board of directors gives notice to Mr. Johnson that it is electing not to extend the term of the Executive Chairman Agreement, or (ii) Mr. Johnson gives notice to the board of directors that he is electing not to extend the term of the Executive Chairman Agreement.

Pursuant to the terms of the Executive Chairman Agreement, the Company may terminate Mr. Johnson’s employment at any time; provided, however, that if the Company terminates Mr. Johnson’s employment, Mr. Johnson will be entitled to receive, subject (in the case if clauses (ii) through (iv)) to his execution and non-revocation of a customary release of claims in favor of the Company and its affiliates, (i) any accrued but unpaid base salary and vested benefits through the date his employment is terminated, (ii) if his employment is terminated on or before the last day of the Initial Term, a single lump sum cash amount equal to the base salary that he would have otherwise received had his employment not been terminated, from the date his employment is terminated through the expiration of the Initial Term; (iii) subject to his election, a payment of 100% of the COBRA payments for health and welfare coverage that he held as of the date his employment is terminated (for a period of 18 months); and (iv) if his employment is terminated other than pursuant to a delivery of notice by the Company not to renew the Executive Chairman Agreement, immediate acceleration of vesting of all of his outstanding equity awards, including, but not limited to the Option.  In addition, upon any involuntary termination of Mr. Johnson’s service on the board of directors, the Executive Chairman Agreement provides for immediate acceleration of vesting of all of his outstanding equity awards, including, but not limited to the Option.

During his time serving as Executive Chairman, Mr. Johnson will continue to serve as a member of the Company’s board of directors, but will not be entitled to any additional compensation in respect of his service as a member of the board of directors. At the end of his engagement as Executive Chairman, Mr. Johnson will continue as a member of the board of directors and will be entitled to receive the compensation payable to non-employee directors of the Company at such time.

The foregoing description of Executive Chairman Agreement is not complete and is qualified in its entirety by reference to the full text of the Executive Chairman Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

STRONGBRIDGE BIOPHARMA PLC

	By:	/s/ Robert Lutz
	Name:	Robert Lutz
	Title:	Chief Financial Officer

Date: November 18, 2019